                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                    SCHWINN/GT CORP. AND AFFILIATED COMPANIES

                                   AS SELLERS

                                       AND

                               DIRECT FOCUS, INC.

                                  AS PURCHASER



                          DATED AS OF SEPTEMBER 6, 2001

                                TABLE OF CONTENTS

                                                                                      Page No.
                                                                                      --------
ARTICLE I         DEFINITIONS...............................................................1

        Section 1.1 Definitions.............................................................1

        Section 1.2 Accounting Terms and Determinations.....................................8

ARTICLE II        PURCHASE AND SALE OF PURCHASED ASSETS AND ASSUMPTION OF ASSUMED
                  LIABILITIES...............................................................8

        Section 2.1 Purchase and Sale of Purchased Assets...................................8

        Section 2.2 Assumption of Obligations and Liabilities...............................9

        Section 2.3 Purchase Price; Payment of Purchase Price...............................9

        Section 2.4 Adjustment to Purchase Price............................................9

        Section 2.5 Allocation of Purchase Price...........................................11

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF SELLERS................................11

        Section 3.1 Authority of Sellers...................................................11

        Section 3.2 No Conflict or Violation...............................................11

        Section 3.3 Consents and Approvals.................................................11

        Section 3.4 Compliance with Law....................................................12

        Section 3.5 Permits................................................................12

        Section 3.6 Ownership of Purchased Assets..........................................12

        Section 3.7 Contracts..............................................................12

        Section 3.8 Labor Relations........................................................12

        Section 3.9 Litigation.............................................................12

        Section 3.10 Brokers...............................................................12

        Section 3.11 Real Property.........................................................13

        Section 3.12 SHI...................................................................13

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PURCHASER..............................13

        Section 4.1 Authority of Purchaser.................................................13

        Section 4.2 No Conflict or Violation...............................................13

        Section 4.3 Consents and Approvals.................................................13

        Section 4.4 Availability of Funds..................................................14

        Section 4.5 Litigation.............................................................14

        Section 4.6 Brokers................................................................14

        Section 4.7 Adequate Assurances Regarding Executory Contracts......................14

ARTICLE V         CERTAIN COVENANTS OF SELLERS.............................................14

        Section 5.1 Conduct of Business Before the Closing Date............................14

        Section 5.2 Consents and Approvals.................................................14

        Section 5.3 Information and Access.................................................14

        Section 5.4 Further Assurances.....................................................15

        Section 5.5 Assignment of Contracts................................................15

        Section 5.6 Cure of Defaults.......................................................15

        Section 5.7 Warehouse and Office Leases............................................15

        Section 5.8 Computer, Accounting and Telecom Support...............................15

        Section 5.9 Preservation and Access to Records; Post-Closing Audit.................16

        Section 5.10 Resignations..........................................................16


ARTICLE VI        CERTAIN COVENANTS OF PURCHASER...........................................16

        Section 6.1 Consents and Approvals.................................................16

        Section 6.2 Adequate Assurances Regarding Executory Contracts......................17

        Section 6.3 Performance under Contracts............................................17

        Section 6.4 Further Assurances.....................................................17

        Section 6.5 Warehouse and Office Leases............................................17

        Section 6.6 Committed Financing....................................................17

ARTICLE VII       CONDITIONS TO SELLERS' OBLIGATIONS.......................................18

        Section 7.1 Representations and Warranties.........................................18

        Section 7.2 Compliance with Agreement..............................................18

        Section 7.3 Consents...............................................................18

        Section 7.4 Purchaser's Closing Deliveries and Obligations.........................18

        Section 7.5 Entry of the Order.....................................................18

ARTICLE VIII      CONDITIONS TO PURCHASER'S OBLIGATIONS....................................19

        Section 8.1 Representations and Warranties.........................................19

        Section 8.2 Compliance with Agreement..............................................19

        Section 8.3 Consents...............................................................19

        Section 8.4 Sellers' Closing Deliveries and Obligations............................19

        Section 8.5 Entry of the Approval Order............................................19

        Section 8.6 Assignment of Contracts................................................19

        Section 8.7 Intercompany Debt......................................................19

        Section 8.8 Intransit Inventory and Purchase Orders ...............................19

ARTICLE IX        THE CLOSING; OTHER BIDS; TERMINATION.....................................20

        Section 9.1 The Closing............................................................20

        Section 9.2 Termination............................................................21

        Section 9.3 Effects of Termination.................................................22

        Section 9.4 Limitations and Conditions.............................................22

ARTICLE X         TAXES....................................................................22

        Section 10.1 Taxes Related to Purchase of Assets...................................22

        Section 10.2 Cooperation...........................................................22

ARTICLE XI        EMPLOYEES AND EMPLOYEE BENEFIT PLANS.....................................23

        Section 11.1 Employment............................................................23

        Section 11.2 COBRA.................................................................23

ARTICLE XII       DISCLAIMER...............................................................23

        Section 12.1 No Additional Representations and Warranties..........................23

        Section 12.2  Schedules............................................................23

        Section 12.3 Knowledge of Breach...................................................24

        Section 12.4 Access and Opportunity................................................24

ARTICLE XIII      MISCELLANEOUS PROVISIONS.................................................24

        Section 13.1 Survival of Representations and Warranties............................24

        Section 13.2 Notices...............................................................24

        Section 13.3 Amendments............................................................25

        Section 13.4 Assignment............................................................25

        Section 13.5 Announcements.........................................................25

        Section 13.6 Expenses..............................................................26

        Section 13.7 Entire Agreement......................................................26

        Section 13.8 Descriptive Headings..................................................26

        Section 13.9 Counterparts..........................................................26

        Section 13.10 Governing Law; Jurisdiction..........................................26

        Section 13.11 Construction.........................................................26

        Section 13.12 Severability.........................................................27

        Section 13.13 Confidentiality......................................................27

        Section 13.14 Consent to Certain Sale Activities...................................27

        Section 13.15 Lock Boxes...........................................................27

        Section 13.16 Directors of Schwinn Holdings International..........................27

SCHEDULE

NUMBER                    SCHEDULE NAME
Schedule 1.1(a)           Equipment (Fitness)
Schedule 1.1(b)           Existing Fitness Business
Schedule 1.1(c)           Intellectual Property (Fitness)
Section 2.3(a)            Purchase Price
Schedule 2.5              Allocation of Purchase Price (Fitness)
Schedule 3.5              Permits
Schedule 3.7              Contracts
Schedule 3.9              Litigation
Schedule 3.10             Brokers
Schedule 3.11             Real Estate
Schedule 5.1              Conduct of Business
Schedule  5.7             Warehouse and Office Leases
Schedule 13.14            Foreign Assets

EXHIBIT                   EXHIBIT NAME

    A                     Assignment and Assumption Agreement
    B                     Bill of Sale
    C                     Deposit Escrow Agreement
    D                     Intellectual Property Assignment Agreement
    E                     Adjustment Escrow Agreement

                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 6, 2001 by and among Schwinn/GT Corp., a Delaware corporation ("Schwinn"), Schwinn Cycling & Fitness Inc., Hebb Industries, Inc. and Riteway Distribution, Inc. (together with Schwinn, "Sellers"), and Direct Focus, Inc., a Washington corporation ("Purchaser"). Capitalized terms used in this Agreement shall have the meanings set forth in Article I or otherwise specified in this Agreement.

                                    RECITALS

        WHEREAS, Sellers are engaged in the Fitness Business;

        WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, certain assets associated with the Fitness Business, and Purchaser desires to assume certain liabilities of the Fitness Business, all on the terms and subject to the conditions set forth herein; and

        WHEREAS, on July 16, 2001, Sellers have filed voluntary petitions initiating cases under chapter 11 of the Bankruptcy Code (the "Cases").

        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        SECTION 1.1 DEFINITIONS. The terms defined in particular sections of this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below:

        "ACCOUNTS RECEIVABLE" means all trade accounts receivable (which means trade accounts receivable from customers and other rights to payment from and to bill customers for products sold or shipped or services rendered up to and including the Closing Date).

        "ADJUSTMENT ESCROW" means that account that is established pursuant to the Adjustment Escrow Agreement for the purpose of funding any purchase price adjustments that may be payable to Purchaser pursuant to Section 2.4.

        "ADJUSTMENT ESCROW AMOUNT" means $2.5 million of the Purchase Price.

        "ADJUSTMENT ESCROW AGREEMENT" means the escrow agreement in the form attached hereto as Exhibit E.

        "ADJUSTMENT ESCROW AGENT" means Chase Manhattan Trust Company, National Association or its successor as escrow agent under the Adjustment Escrow Agreement.

        "AFFILIATE" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

        "AGREEMENT" has the meaning set forth in the preamble and shall include all Schedules and Exhibits hereto.

        "ANCILLARY AGREEMENTS" means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, the Deposit Escrow Agreement, the Adjustment Escrow Agreement, and the Intellectual Property Assignment Agreement.

         "APPROVAL ORDER" means the order, substantially in the form agreed upon by the parties hereto, approving the terms of this Agreement and authorizing Sellers to perform hereunder and approving the assumption or rejection of Executory Contracts as designated by Purchaser which are related to the Fitness Business pursuant to Section 365 of the Bankruptcy Code (except to the extent such contracts can be terminated under their terms and Sellers terminate such contracts prior to the Closing Date).

        "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement to be executed at Closing in substantially the form attached hereto as Exhibit A.

        "ASSUMED LIABILITIES" means any and all liabilities and obligations arising after the Closing Date related to any Contract, and excludes the Excluded Liabilities.

        "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101, et seq.

        "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Colorado, or any other court, having jurisdiction over the Cases from time to time.

        "BICYCLE BUSINESS" shall mean all the business activities and operations of Sellers primarily relating to the design, marketing and distribution of bicycles and other products, parts and accessories that are directly related to bicycles or the operation thereof, but specifically excludes any and all of Sellers' or their Affiliates' business activities and operations relating to the Fitness Business.

         "BILL OF SALE" means the Bill of Sale to be executed at Closing by Purchaser and Sellers in substantially the form attached hereto as Exhibit B.

        "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of Denver, Colorado.

        "CASES" has the meaning set forth in the Recitals.

        "CLAIMS" has the meaning set forth in clause (h) of the definition of Excluded Assets.

        "CLOSING" has the meaning set forth in Section 9.1.

        "CLOSING DATE" has the meaning set forth in Section 9.1.

        "CLOSING DATE BALANCE SHEET" has the meaning set forth in Section
2.4(b).

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COMMITTED FINANCING" means cash or other immediately available funds sufficient for the payment of the Purchase Price.

        "CONTRACTS" means only those purchase orders, sales agreements, real estate leases, equipment leases, distribution agreements, licensing agreements, franchises, bonds, guarantees, releases, instruments, agreements, commitments and arrangements set forth on Schedule 3.7, including those added to Schedule
3.7 by Purchaser prior to Closing; provided, however, that Purchaser reserves the right to remove Contracts from Schedule 3.7 before or after Closing.

        "CREDIT AGREEMENT" means that certain Revolving Credit and Term Loan Agreement dated as of September 30, 1998 among Sellers, Comerica Bank, as agent and other lenders, as such agreement has been amended.

        "DEPOSIT" has the meaning set forth in Section 2.3(b).

        "DEPOSIT ESCROW AGENT" means Chase Manhattan Trust Company, National Association or its successor as escrow agent under the Deposit Escrow Agreement.

        "DEPOSIT ESCROW AGREEMENT" means the escrow agreement in the form attached hereto as Exhibit C.

        "DISPUTE" has the meaning set forth in Section 2.4(c).

        "DISPUTE NOTICE" has the meaning set forth in Section 2.4(c).

        "DISPUTE PERIOD" has the meaning set forth in Section 2.4(c).

        "EQUIPMENT" means the assets set forth on Schedule 1.1 (a) (which Schedule has been prepared by Sellers in good faith and is acknowledged by Purchaser to potentially and inadvertently include assets that are leased or otherwise not owned by Sellers).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "EXCLUDED ASSETS" means all of Sellers' right, title and interest in, to and under any and all of the following:

               (a) cash, cash equivalents and short term investments;

               (b) rights that accrue or will accrue to Sellers under this Agreement and the Ancillary Agreements;

               (c) claims and rights against third parties (including, without limitation, insurance carriers), that do not relate to the Purchased Assets;

               (d) rights to refunds or adjustments in respect of the period prior to the Closing Date, deposits and prepaid expenses in respect of contracts or other agreements not included in the Purchased Assets, prepaid insurance premiums and all rights to insurance proceeds or other insurance contract recoveries that do not relate to the Purchased Assets;

               (e) capital stock or other equity interest held by any Seller of any corporation or other entity; provided, that the Purchased Assets shall include all the outstanding capital stock and books and records of SHI.

               (f) assets that would constitute Purchased Assets (if owned by Sellers on the Closing Date) that are conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (i) not in violation of the terms of this Agreement, or (ii) as otherwise expressly permitted by the terms of this Agreement;

               (g) losses, loss-carry forwards and rights to receive refunds, credits and loss-carry forwards with respect to any and all Taxes of any Seller or Taxes of landlords payable by Sellers pursuant to its leases of real property, incurred or accrued on or prior to the Closing Date, including, but not limited to, interest receivable with respect thereto;

               (h) rights, claims, credits, allowances, rebates, causes of action (including, but not limited to, all causes of action arising under Sections 510, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws, including, but not limited to, fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, "Claims"), including those of any Affiliate of any Seller, arising out of or directly relating to the Cases, including, but not limited to, any claims (as defined in Section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise arising in the Cases, except for Claims arising after the Petition Date in the conduct of Sellers' business as contemplated by Section 5.1 hereof and relating to any of the Purchased Assets or the Assumed Liabilities;

               (i) corporate seals, minute books, charter documents, corporate stock record books, registers of other securities, original tax and financial records and such other books and records as pertain to the organization, existence, share capitalization or debt financing of Sellers, and any files, books and records relating to the Sellers' Affiliates other than that of SHI;

               (j) property, casualty, workers' compensation or other insurance policy or related insurance services contract, and any rights (including, but not limited to, prepaid premiums and deposits) under such insurance policy or contract, other than rights under such insurance policies or contracts with respect to any Assumed Liability or any casualty affecting any of the Purchased Assets if and to the extent such Purchased Asset is purchased (other than prepaid premiums and deposits);

               (k) claims and other amounts due to Sellers from any of their Affiliates or any of Sellers' Employees, except as otherwise provided in
        Section 8.7 of this Agreement;

               (l) all of Sellers' leases of real property and any of Sellers' contracts that Purchaser does not designate pursuant to the provisions hereof to be assumed and assigned by Sellers to Purchaser pursuant to
        Section 365 of the Bankruptcy Code;

               (m) the Lease Termination Agreement, dated September 20, 2000, by and between Valencia Commercial Properties, Inc. and GT Bicycles, Inc., as modified and amended through the date hereof, and any amounts payable to Sellers thereunder;

               (n) other assets that are not used primarily in the Fitness Business or that are not Purchased Assets; and

               (o) any cash and cash equivalents of SHI.

        "EXCLUDED LIABILITIES" means any and all liabilities or obligations of Sellers or of the Fitness Business to Sellers or their Affiliates, except for Assumed Liabilities, if any.

        "EXECUTORY CONTRACTS" means all Contracts entered into by or assigned to Sellers before the date the Cases were filed and that are executory or unexpired as of the Closing Date.

        "EXHIBITS" means the exhibits referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement, except as otherwise specified in this Agreement.

        "FINAL CLOSING DATE BALANCE SHEET" has the meaning set forth in Section 2.4(c).

        "FINISHED GOODS" has the meaning set forth in Schedule 2.3(a).

        "FITNESS ACCOUNTS RECEIVABLE" means all Accounts Receivable attributable to the Fitness Business, including all Accounts Receivable of SHI or its subsidiaries, but excluding any Accounts Receivable excluded pursuant to Section
13.16 hereof.

        "FITNESS BUSINESS" means all activities and operations of Sellers and their Affiliates primarily relating to the design, manufacture, promotion, distribution and sale of fitness products and services and other products, services, parts and accessories related thereto, which products, services, parts and accessories currently being designed, manufactured, promoted, distributed and sold by Schwinn and its affiliated companies are generally described on
Schedule 1.1(b) hereto, and which products, services, parts and accessories may include in the future such as would generally be considered fitness products and services by members of the fitness industry and products, services, parts and accessories related thereto, but specifically excludes any or all of Sellers' business activities or operations relating to the Bicycle Business.

        "FITNESS BUSINESS BALANCE SHEET" shall have the meaning set forth in
Section 2.4(a).

        "FITNESS INTELLECTUAL PROPERTY" means and includes any of the following used in the Fitness Business, including without limitation those names, marks and other items of intellectual property listed on Schedule 1.1(c), (a) patents, patent applications, patent divisions, reissues, continuations, continuations-in-part, re-examinations and extensions, patent disclosures and improvements thereto; (b) registered or unregistered trademarks, service marks, trade dress, logos, trade names, fictitious business names and corporate names (including without limitation all brand names, trade style and similar designations of source or origin), and registrations and applications for registration thereof and all rights related thereto, including all good will; (c) registered or unregistered copyrights in published or unpublished works and registrations and applications for registration thereof; (d) domain names or uniform resource locators, including without limitation, all goodwill associated therewith; (e) computer programs, software, data, source code and related documentation owned by Sellers which are uniquely related to or uniquely used in connection with products related to the Fitness Business, including that which relates to administrative and record-keeping functions whether or not related to the Fitness Business; (f) trade secrets and confidential business information (including ideas, know-how, technical data, proprietary processes, copyrightable works, financial, marketing and business data, databases, pricing and cost information, business and marketing plans and customer and supplier lists and information and all other proprietary information); (g) license agreements or other rights related to the foregoing and any rights or causes of action resulting from any infringement or violation of any of the foregoing; (h) training and instructional methods used with the Fitness business; and (i) any toll-free phone numbers used in or related to the Fitness Business and excluding such numbers that relate exclusively to the Bicycle Business.

        "FITNESS INVENTORY" means all Inventory wherever located that is used or available for sale in the operation of the Fitness Business, including all PAR Inventory and Inventory of SHI, but excluding Intransit Inventory.

        "GOVERNMENTAL AGENCY" means (a) any federal, state, county, local, municipal or foreign governmental or administrative agency or political subdivision thereof, (b) any governmental authority, board, bureau, commission, department or instrumentality and (c) any court or administrative tribunal.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT" means the agreement, substantially in the form attached hereto as Exhibit D, pursuant to which Sellers shall, on the Closing Date, sell and assign all of their right, title and interest in and to the Fitness Intellectual Property to Purchaser, subject only to (i) Purchaser's consent as expressed in Section 13.15 hereof and (ii) existing contract rights of third party licensees of Sellers' Intellectual Property under Contracts and/or where such licensees, if any, elect to retain certain of their rights as licensees under their respective existing license agreements to the extent permitted under 11 U.S.C. Section 365 (n).

        "INTRANSIT INVENTORY" means any Inventory related to the Fitness Business that has been ordered by Sellers and is in the process of being shipped to Sellers.

        "INVENTORY" means items of Sellers' inventory (including raw materials, work in progress and finished goods),

        "IRS" means the Internal Revenue Service of the United States Department of the Treasury.

        "KNOWLEDGE" as applied to Sellers means the actual knowledge of the President, the Chief Executive Officer or the Chief Financial Officer of Schwinn, and as applied to Purchaser means the actual knowledge of its President, Chief Executive Officer or Chief Financial Officer.

        "LIEN" means any mortgage, security interest, conditional sale and or title retention agreement, pledge, lien, judgment, demand, encumbrance, easement, restriction, constructive or resulting trust, or charge of any kind or nature, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attribute of ownership and all debts arising in any way in connection with any acts of Sellers, obligation, demand, guarantee, option, right, contractual commitment, restriction, interests in matters of any kind or nature, arising prior to the Closing Date, and whether imposed by an agreement, understanding, law, equity or otherwise.

        "PAR INVENTORY" means Sellers' parts, accessories and raw material Inventory attributable to the Fitness Business, excluding any Intransit Inventory.

        "PERMIT" means any permit, approval, authorization, license, variance or permission required by a Governmental Agency under any applicable law.

        "PERSON" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or other entity.

        "PETITION DATE" means the date the Cases were commenced under chapter 11 of the Bankruptcy Code.

        "PREPETITION LENDERS" means the financial institutions from time to time party to the Credit Agreement.

        "PURCHASED ACCOUNTS RECEIVABLE" shall mean the Fitness Accounts Receivable.

        "PURCHASED ASSETS" means the Fitness Accounts Receivable (other than that attributable to SHI), the Fitness Inventory (other than that attributable to SHI), the Fitness Intellectual Property, the Intransit Inventory, the Equipment, the Contracts, all the outstanding capital stock of SHI (which provides Purchaser with title to, without limitation, SHI's accounts receivable and inventory as provided in this Agreement), the Real Property, and all business records (including any data contained or imbedded in software or other computer programs) relating to all such assets.

        "PURCHASE PRICE" has the meaning set forth in Section 2.3(a).

        "REAL PROPERTY" means the real property described on Schedule 3.11 attached hereto.

        "REASONABLE RENTAL VALUE" means the amount for each Warehouse and Office Lease set forth on Schedule 5.7.

        "SCHEDULES" means the various schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement, except as otherwise specified in this Agreement.

        "SELLERS' EMPLOYEES" means persons employed by Sellers at any time on or prior to the Closing Date whose duties relate primarily to the Fitness Business, including corporate and administration.

        "SHI" means Schwinn Holdings International, SA, a Swiss corporation , and its subsidiaries, including Schwinn Fitness SA and Schwinn International SA.

        "TAXES" means all federal, state, local and foreign taxes, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, social security, unemployment, disability, real property, personal property, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions thereto, whether disputed or not.

        "TAX RETURN" means any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

        "TRANSACTION TAXES" has the meaning set forth in Section 10.1.

        "WAREHOUSE AND OFFICE LEASES" means those leases listed on the attached
Schedule 5.7.

        "WARN" has the meaning set forth in Section 11.1.

        "WARRANTY PARTS" means the portion of Inventory that is designated for use with respect to warranty claims.

        SECTION 1.2 ACCOUNTING TERMS AND DETERMINATIONS. All references in this Agreement to "generally accepted accounting principles" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, consistent with Sellers' historical practices, applied on a consistent basis.

                                   ARTICLE II

                      PURCHASE AND SALE OF PURCHASED ASSETS
                      AND ASSUMPTION OF ASSUMED LIABILITIES

        SECTION 2.1 PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, all of Sellers' right, title and interest in, to and under the Purchased Assets as they exist on the Closing Date. Purchaser acknowledges that it shall not acquire any right, title or interest in any property, asset or right of Sellers that is an Excluded Asset.

        SECTION 2.2 ASSUMPTION OF OBLIGATIONS AND LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Purchaser will assume and pay, perform, discharge and be responsible for all of the Assumed Liabilities. Purchaser shall not assume or pay, perform, discharge or be responsible for any of the Excluded Liabilities.

        SECTION 2.3 PURCHASE PRICE; PAYMENT OF PURCHASE PRICE.

               (a) On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Purchased Assets shall be as set forth on Schedule 2.3(a) (the "Purchase Price").

               (b) On the date hereof, Purchaser has executed and delivered to Sellers the Deposit Escrow Agreement and deposited with the Deposit Escrow Agent $3 million in cash (the "Deposit"). The Deposit, together with any interest thereon, shall be held and disbursed pursuant to the terms of the Deposit Escrow Agreement and this Agreement.

               (c) On the Closing Date, (i) the Deposit Escrow Agent shall pay to Sellers the Deposit, together with any interest thereon, by wire transfer of immediately available funds (pursuant to written instructions to be provided by Sellers to the Deposit Escrow Agent),
        (ii) Purchaser shall pay to Sellers the balance of the Purchase Price minus the Adjustment Escrow Amount in cash by wire transfer of immediately available funds (pursuant to written instructions to be provided by Sellers to Purchaser) and (iii) Purchaser shall deposit the Adjustment Escrow Amount into the Adjustment Escrow.

        SECTION 2.4 PURCHASE PRICE ADJUSTMENT

               (a) Sellers shall deliver to Purchaser at least one Business Day prior to the Closing Date a special purpose balance sheet of the Fitness Business as of a date that is within fifteen Business Days of the Closing Date (the "Fitness Business Balance Sheet"). The Fitness Business Balance Sheet shall fairly present, in all material respects, the individual financial statement elements (broken into the categories and calculated, as set forth in Schedule 2.3(a)) relating to the Fitness Accounts Receivable and the Fitness Inventory as of the date of the Fitness Business Balance Sheet in accordance with GAAP.

               (b) Within thirty (30) days following the Closing Date, Purchaser shall deliver to Sellers a special purpose balance sheet prepared by Purchaser with respect to those line items included on the Fitness Business Balance Sheet as of the close of business on the date preceding the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall fairly present, in all material respects, the individual financial statement elements (broken into the categories and calculated, as set forth in Schedule 2.3(a)) relating to the Fitness Accounts Receivable and the Fitness Inventory as of the date of the Closing Date Balance Sheet in accordance with GAAP. For purposes of the Closing Date Balance Sheet, the Fitness Accounts Receivable shall be adjusted to be net of any estimated rejection damage claims of any account debtor of Sellers, in each case only up to the amount owed to Sellers by each such account debtor and then only up to the amount payable by Purchaser with respect to the category of Fitness Accounts Receivable of such account debtor.

               (c) Sellers shall have thirty (30) days after receipt of the Closing Date Balance Sheet and related supporting documentation (the "Dispute Period") to dispute any item, calculation or amount in the Closing Date Balance Sheet (a "Dispute"). If Sellers do not give written notice of a Dispute (a "Dispute Notice") to the Purchaser within the Dispute Period, the Closing Date Balance Sheet shall be deemed to be irrevocably accepted by Sellers in the form in which it was delivered by Purchaser and not subject to further challenge and shall become the final Closing Date Balance Sheet (the "Final Closing Date Balance Sheet"). In the event that Sellers do not agree with any item, calculation or amount reflected on the Closing Date Balance Sheet, Sellers shall give Purchaser a Dispute Notice within the Dispute Period, setting forth the basis of any disagreement, and Sellers and Purchaser shall, within ten (10) days of receipt by Purchaser of the Dispute Notice, attempt to resolve such Dispute and agree in writing upon the Final Closing Date Balance Sheet. In the event that Sellers and Purchaser are unable to resolve any such Dispute within the ten
(10) day resolution period, then the certified public accounting firm of PricewaterhouseCoopers LLP or such other national certified public accounting firm as may be mutually agreed upon by Sellers and Purchaser (the "Arbitrator") shall be employed as Arbitrator hereunder to settle such Dispute as soon as reasonably practicable. The Arbitrator shall decide only the matters involved in the Dispute, and not any other matters. Any arbitration proceeding under this
Section 2.4(c) shall be conducted in Denver, Colorado under the Commercial Arbitration Rules of the American Arbitration Association then existing, and the Arbitrator's determination with respect to any Dispute shall be final and binding on all parties and not subject to appeal or review (judicial or otherwise) on any ground, and judgment on the arbitration award may be enforced in any court having jurisdiction over the subject matter of the controversy. Sellers and Purchaser shall each pay one-half (1/2) of the fees and expenses of the Arbitrator for the services of the Arbitrator in the arbitration.

               (d) If the aggregate net book value of the Fitness Inventory or gross amount of the Fitness Accounts Receivable as reflected in the Final Closing Date Balance Sheet is greater than the aggregate net book value of the Fitness Inventory or gross amount of the Fitness Accounts Receivable, respectively, as reflected in the Fitness Business Balance Sheet, the Purchase Price shall be increased by the amount of such excess attributable to each category of such assets set forth on Schedule 2.3(a) multiplied by the corresponding percentage assigned to each category of such assets by such schedule. If the aggregate net book value of the Fitness Inventory or gross amount of the Fitness Accounts Receivable as reflected in the Final Closing Date Balance Sheet is less than the aggregate net book value of the Fitness Inventory or gross amount of the Fitness Accounts Receivable, respectively, as reflected in the Fitness Business Balance Sheet, the Purchase Price shall be decreased by the amount of such deficiency attributable to each category of such assets set forth on Schedule 2.3(a) multiplied by the corresponding percentage assigned to each category of such assets by such schedule. The term "net book value" with respect to Inventory and the term "gross amount" with respect to Accounts Receivable has the meaning set forth on Schedule 2.3(a). An amount equal to such adjusted increase or decrease in the Purchase Price, together with interest on such amount at an annual rate equal to seven percent (7%) from the Closing Date to the Payment Date, shall be paid by the applicable party to the other party or by the Adjustment Escrow Agent to the applicable party within ten (10) days after the Dispute Period if no Dispute Notice is delivered and if a Dispute Notice is delivered, ten (10) days after the Arbitrator's determination or as otherwise agreed to by the parties.

        SECTION 2.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets for tax purposes only in accordance with
Schedule 2.5, which allocation shall be binding for tax purposes on Sellers and Purchaser, unless Purchaser's independent accountants determine that a reallocation is required by GAAP. Purchaser and Sellers shall make any and all filings with any taxing authorities consistent with such allocation. Such allocation of the Purchase Price will not be binding in the Cases upon Sellers' creditors or other parties in interest.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Subject to Article XII, Sellers represent and warrant to Purchaser as follows:

        SECTION 3.1 AUTHORITY OF SELLERS. Sellers are corporations duly incorporated, validly existing and in good standing under the laws of the states of their incorporation. Sellers have all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and the execution and delivery by Sellers of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Sellers, and this Agreement constitutes, and each of the Ancillary Agreements upon its execution will constitute, a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, subject to receipt of the Approval Order. Subject to any necessary authorization from the Bankruptcy Court, Sellers have all necessary corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Fitness Business as presently conducted and, upon the entry of the Approval Order, Sellers shall have all corporate power and authority to take all actions necessary or appropriate to close the transactions contemplated by this Agreement. Sellers are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the Fitness Business is conducted, except where the failure to be so qualified and in good standing would not have a material adverse effect on the Fitness Business.

        SECTION 3.2 NO CONFLICT OR VIOLATION. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the respective certificate of incorporation, by-laws or other organizational documents of Sellers.

        SECTION 3.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing, or registration with, any Person is required to be made or obtained by Sellers in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) consents, approvals or authorizations that are or may be required under the HSR Act or foreign competition laws, (c) consents, approvals or authorizations required to transfer any Intellectual Property licensed to Sellers and (d) consents, approvals, authorizations, declarations, filings or registrations, that, if not obtained, would not have a material adverse effect on the Fitness Business.

        SECTION 3.4 COMPLIANCE WITH LAW. Sellers have not received written notice of any material violation of any law, regulation or order, and are not in default in any material respect under any order, writ, judgment, award, injunction or decree of any Governmental Agency applicable to the Fitness Business.

        SECTION 3.5 PERMITS. Set forth on Schedule 3.5 is a list of Permits that are material to the operation of the Fitness Business, which Sellers have made available for inspection by Purchaser.

        SECTION 3.6 OWNERSHIP OF PURCHASED ASSETS. Sellers are the owners of the Purchased Assets existing as of the date hereof. Subject to the issuance of the Approval Order and except to the extent non-assignable pursuant to Section 365 of the Bankruptcy Code, at the Closing Sellers will transfer to Purchaser good and valid title to the Purchased Assets, free and clear of any Liens other than the Assumed Liabilities.

        SECTION 3.7 CONTRACTS. True and complete copies (including all modifications and amendments) of the written Contracts listed on Schedule 3.7 have been provided or made available to Purchaser. Other than as set forth on
Schedule 3.7 or Schedule 3.9 or in motions or other pleadings or similar items filed with the Bankruptcy Court, neither Sellers nor, to Sellers' Knowledge, any other party under any of the Contracts, has commenced any action against the other or given or received any written notice of any material default or violation under any Contract that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Approval Order (or which need not be cured under the Bankruptcy Code to permit the assumption and assignment of Executory Contracts). Each of the Contracts listed on Schedule 3.7 are or will be at the Closing valid, binding and in full force and effect as against Sellers, except as otherwise set forth on Schedule 3.7 and except with respect to the Madd Dog Contract.

        SECTION 3.8 LABOR RELATIONS. Sellers are not party to any collective bargaining agreement covering Sellers' Employees. To Sellers' Knowledge, no organizational effort is presently being made or threatened in writing by or on behalf of any labor union with respect to Sellers' Employees.

        SECTION 3.9 LITIGATION. Other than in connection with the Cases and except as set forth on Schedule 3.9, as of the date hereof, there are no actions, causes of action, claims, suits or proceedings pending or, to Sellers' Knowledge, threatened against Sellers that (a) seek to restrain or enjoin the consummation of the transactions contemplated hereby or (b) are likely to have a material adverse effect on the Fitness Business.

        SECTION 3.10 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers without the intervention of any other Person acting on Sellers' behalf (other than professionals retained by Sellers as authorized by the Bankruptcy Court) in such manner as to give rise to any valid claim by any such Person against Purchaser or its Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Sellers, it being acknowledged by Sellers that Sellers shall be responsible for the payment of any fees payable to Sellers' investment banker referenced on Schedule 3.10.

        SECTION 3.11 REAL PROPERTY. Schedule 3.11 sets forth a true and complete list of all real property owned by Sellers relating to the operation of the Fitness Business. At the Closing and after the Approval Order, owned real property that is part of the Purchased Assets shall be conveyed to Purchaser free and clear of all encumbrances other than (i) Liens for Taxes not yet due and payable, (ii) matters of record other than the consensual liens of Comerica Bank, as agent, and imperfections of title, easements and encumbrances that would not, individually or in the aggregate, as of the Closing Date have a material adverse effect on the Fitness Business as a whole, and (iii) Liens known to Purchaser relating to Assumed Liabilities.

        SECTION 3.12 SHI. Sellers own all the capital stock and equity interest in SHI, and SHI directly or indirectly owns all the capital stock and other equity interest in each SHI subsidiary or other right to acquire any capital stock or other equity interest in any SHI subsidiary.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Sellers as follows:

        SECTION 4.1 AUTHORITY OF PURCHASER. Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its incorporation. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and the execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes, and each of the Ancillary Agreements when executed will constitute, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Purchaser has all necessary corporate power and authority to own its properties and to carry on the business presently being conducted by it.

        SECTION 4.2 NO CONFLICT OR VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the articles of incorporation, code of regulations or other organizational documents of Purchaser and do not and will not violate any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to Purchaser, or violate or result in a material breach of or constitute (with notice or lapse of time or both) a material default under any loan agreement, mortgage, security agreement, indenture or other instrument to which Purchaser is a party or by which it is bound.

        SECTION 4.3 CONSENTS AND APPROVALS. Except for consents, approvals or authorizations that are or may be required under the HSR Act or foreign competition laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except such as will not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

        SECTION 4.4 AVAILABILITY OF FUNDS. Purchaser has Committed Financing.

        SECTION 4.5 LITIGATION. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the Knowledge of Purchaser, threatened against Purchaser at law or in equity or before or by any Governmental Agency, that seek to restrain or enjoin the consummation of the transactions contemplated hereby or that could otherwise materially and adversely affect the ability of Purchaser to perform its obligations hereunder.

        SECTION 4.6 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Sellers or their Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

        SECTION 4.7 ADEQUATE ASSURANCES REGARDING EXECUTORY CONTRACTS. Purchaser is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Executory Contracts.

                                    ARTICLE V

                          CERTAIN COVENANTS OF SELLERS

        SECTION 5.1 CONDUCT OF BUSINESS BEFORE THE CLOSING DATE. Unless otherwise ordered by the Bankruptcy Court sua sponte or on motion by a third party (but in the event of any such order, subject to the provisions of Section 9.2(d) below), Sellers shall cause those aspects of the Fitness Business set forth on Schedule 5.1 to be operated as provided thereon and shall not, except as required or contemplated by this Agreement, make any material change in the Purchased Assets or the assets of SHI or its subsidiaries, or enter into any transaction respecting the Purchased Assets or the assets of SHI or its subsidiaries, other than sales of Inventory or other transactions in the Cases consistent with Schedule 5.1.

        SECTION 5.2 CONSENTS AND APPROVALS. Subject to Section 9.2, and Sellers right to accept a higher or otherwise better offer, Sellers shall use commercially reasonable efforts to obtain entry of the Approval Order by the Bankruptcy Court and other consents and approvals required for Sellers to perform this Agreement in accordance with the Bankruptcy Code. In addition, Sellers shall if they have not already done so, (i) promptly file the notification required of them under the HSR Act relating to the purchase and sale contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission, (ii) promptly file any required foreign competition law premerger notifications, (iii) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission or any other Governmental Agency in connection with such notification and (iv) request early termination of the waiting period under the HSR Act.

        SECTION 5.3 INFORMATION AND ACCESS. Sellers will permit representatives of Purchaser to have reasonable access during normal business hours after reasonable notice from Purchaser to Sellers, and in a manner so as not to interfere with normal operations, to all premises, properties, personnel, accountants, books, records, Contracts and other documents of or pertaining to the Fitness Business or the Purchased Assets. Purchaser and each of its representatives will treat and hold such information as confidential in accordance with Section 13.13 hereof.

        SECTION 5.4 FURTHER ASSURANCES. Upon the request of Purchaser from time to time after the Closing Date, Sellers shall, at Purchaser's expense, forthwith execute and deliver such documents as Purchaser or its counsel may reasonably request to effectuate the purposes of this Agreement.

        SECTION 5.5 ASSIGNMENT OF CONTRACTS. Sellers shall use commercially reasonable efforts to obtain from the Bankruptcy Court an order authorizing Sellers, effective on the Closing Date, to assume, cure all monetary defaults with respect to the Executory Contracts, and assign the Contracts to Purchaser; provided, however, that the parties acknowledge that the requisite notice period will not expire prior to Closing and obtaining the order referred to in this
Section 5.5 shall not be a condition to Closing, and the failure to obtain such order shall not be the basis for a claim by Purchaser against Sellers.

        SECTION 5.6 CURE OF DEFAULTS. Subject to receipt of the order referred to in Section 5.5 and the occurrence of the Closing, Sellers shall (a) at their expense cure any and all monetary defaults or segregate cash in an amount equal to disputed cure amounts or such other amounts as may be ordered by the Bankruptcy Court and (b) use commercially reasonable efforts to cure any other defaults, each with respect to the Executory Contracts as required by Section 365 of the Bankruptcy Code, so that such Executory Contracts may be assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code, provided, however, that Sellers shall not be responsible for paying cure amounts with respect to Executory Contracts Purchaser adds to Schedule 3.7 after submission of Purchaser's bid to acquire the Fitness Assets.

        SECTION 5.7 WAREHOUSE AND OFFICE LEASES. Sellers shall not terminate or reject the Warehouse and Office Leases, or breach them in such a manner that allows the landlord to terminate such leases, prior to the expiration of the periods specified on Schedule 5.7. Sellers shall allow Purchaser access to the premises underlying the Warehouse and Office Leases for the respective periods specified on Schedule 5.7 to allow Purchaser to enter such premises and remove the Purchased Assets located thereon or conduct business therein consistent with past practices, in each case, to the extent required, conditioned upon receipt (at Purchaser's expense) of Bankruptcy Court approval.

        SECTION 5.8 COMPUTER, ACCOUNTING AND TELECOM SUPPORT. In order to facilitate the smooth operation of the Fitness Business by Purchaser for a period of 90 days following the Closing Date, Sellers shall permit Purchaser to access certain computer hardware and software owned, licensed or leased by Sellers that contain information related to the Fitness Business, including corporate and administrative matters, but not included in the Purchased Assets. During such period, Sellers shall also make their then existing computer services and accounting employees or consultants reasonably available to Purchaser during normal business hours (by phone, on line or in person), to the extent necessary to the operation of the Fitness Business acquired by Purchaser and completion of the audit described in Section 5.9. Purchaser shall reimburse Sellers for any and all costs and expenses incurred by Sellers, at Purchaser's written request, in connection with the foregoing, including the cost of any employees or consultants made available by Sellers to Purchaser. Such reimbursement shall be paid monthly within ten days of receipt of an invoice. Sellers also agree to allow Purchaser to use, together with Sellers, Sellers' existing telephone service and data lines for a period of 120 days following Closing. Sellers shall not reject any Contract relating to such services during such 120 period. In consideration of such usage, Purchaser shall pay Sellers a lump sum payment of $15,000 per month for all such telephone and data line usage, including regular and long distance telephone, data cabling/data network, fire and burglar lines, conference calling, broadcast fax, voice mail and telecom equipment maintenance. Sellers shall not be obligated to continue or provide to Purchaser cellular telephone, pager or calling card services.

        SECTION 5.9 PRESERVATION AND ACCESS TO RECORDS; POST-CLOSING AUDIT. Sellers acknowledge that in order to fulfill its obligations as a reporting company under the Securities Exchange Act of 1934, as amended, Purchaser must complete an audit of the Fitness Business immediately following Closing. Sellers agree to preserve and make available to Purchaser and its auditors all accounting and other records required to complete such audit. In addition, in order to facilitate the completion of such audit and the smooth operation of the Business by Purchaser, Sellers agree that for a period of 90 days following the Closing Date, upon reasonable notice and during normal business hours, Sellers shall permit Purchaser to access any and all business records or other documentation related to the Fitness Business at any applicable facilities of Sellers. During such period, Purchaser shall be entitled to remove from such facilities any of such materials that are included in the Purchased Assets. Purchaser shall reimburse Sellers for any and all costs and expenses incurred by Sellers at Purchaser's written request in connection ~with the foregoing, including the cost of any employees or consultants made available by Sellers to Purchaser. Such reimbursement shall be paid monthly within ten days of receipt of an invoice.

        SECTION 5.10 RESIGNATIONS. Sellers will cause all directors and non-employee officers of SHI to tender their resignations as of the Closing and to transfer any director qualifying or similar share capital to Purchaser as of the Closing Date, but such shall not be a condition to Closing.

                                   ARTICLE VI

                         CERTAIN COVENANTS OF PURCHASER

        SECTION 6.1 CONSENTS AND APPROVALS. Purchaser shall use commercially reasonable efforts to assist Sellers in obtaining the Approval Order, including providing testimony as required at any hearing before the Bankruptcy Court. In addition, Purchaser shall to the extent not already completed (i) file any required amendments to the notification required under the HSR Act relating to the purchase and sale contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission, as previously filed by Purchaser; (ii) promptly file any required foreign competition law premerger notifications, (iii) promptly respond to inquiries from the United States Department of Justice, the Federal Trade Commission or any other Governmental Agency in connection with any such notification and (iv) request early termination of the waiting period under the HSR Act. Subject to such confidentiality restrictions as may be reasonably requested, Purchaser shall coordinate and cooperate with Sellers in preparing such notifications and in responding to such inquiries.

        SECTION 6.2 ADEQUATE ASSURANCES REGARDING EXECUTORY CONTRACTS. With respect to each Executory Contract, Purchaser shall make commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of such Executory Contract by Purchaser. Purchaser agrees that it will promptly take all actions reasonably required by Sellers to assist in obtaining the Bankruptcy Court's entry of the Approval Order, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser's employees and representatives available to testify before the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by Purchaser under the Executory Contracts.

        SECTION 6.3 PERFORMANCE UNDER CONTRACTS. Purchaser shall, from and after the Closing Date, (a) assume all obligations and liabilities of Sellers under the Contracts, (b) take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Contracts, and (c) indemnify and hold harmless Sellers for any damages, losses and liabilities arising out of a breach of this covenant.

        SECTION 6.4 FURTHER ASSURANCES. Upon the request of Sellers at any time after the Closing Date, Purchaser shall, at Sellers' expense, forthwith execute and deliver such documents as Sellers or their counsel may reasonably request to effectuate the purposes of this Agreement. Purchaser shall retain possession of all files and records delivered to Purchaser by Sellers for a period of at least three years from the Closing Date. If Purchaser determines to destroy or discard any of such files or records after the end of such three-year period, Purchaser will give Sellers reasonable notice thereof and shall allow Sellers to take possession of such files and records at Sellers' expense. In addition, from and after the Closing Date, Purchaser agrees that it will provide access to Sellers and their attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to such files and records ~as Sellers may reasonably deem necessary, whether to prepare for, file, prove, answer, prosecute or defend any claim, suit, inquiry or other proceeding (including those related to Taxes) or otherwise necessary for Sellers. Sellers shall have the right to make or have made at their expense copies of such files or records.

        SECTION 6.5 WAREHOUSE AND OFFICE LEASES. Purchaser shall reimburse Sellers for the Reasonable Rental Value of the Warehouse Leases for the respective access periods specified on Schedule 5.7 beginning on the Closing Date, and shall indemnify and hold harmless Sellers for any damages, losses, liabilities, costs or expenses arising out of or resulting from Purchaser's entry upon or use of the premises underlying the Warehouse and Office Leases or from any cooperation of Sellers requested by Purchaser in connection therewith. The reimbursement of Reasonable Rental Value shall be paid by Purchaser to Sellers monthly in advance, the first such payment to be made at Closing and future payments made on the first day of each month.

        SECTION 6.6 COMMITTED FINANCING. Purchaser shall notify Sellers of a withdrawal of Committed Financing within two business days of such withdrawal and such notification shall provide, at Purchaser's election, that either (i) Sellers may immediately terminate this

Agreement, or (ii) Purchaser shall use its reasonable best efforts to secure Committed Financing within the ten day period following the withdrawal of Committed Financing. If such Committed Financing is not received within such ten day period, then Purchaser shall immediately notify Sellers of their right to terminate this Agreement. Sellers may terminate this Agreement within ten days of either their receipt of the notice referred to in clause (i) above or the notice referred to in the immediately preceding sentence.

                                   ARTICLE VII

                       CONDITIONS TO SELLERS' OBLIGATIONS

        The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

        SECTION 7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement (except those expressly made as of a particular date other than the Closing Date, which shall be true in all material respects as of such date) shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

        SECTION 7.2 COMPLIANCE WITH AGREEMENT. Purchaser shall have performed and complied in all material respects (and in all respects in the case of Article II hereof) with all covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        SECTION 7.3 CONSENTS. Any required consent of the Prepetition Lenders and any other consent required for Sellers to perform this Agreement in accordance with the Bankruptcy Code shall have been obtained and shall be in full force and effect on the Closing Date, the waiting period applicable to the purchase and sale contemplated by this Agreement under the HSR Act ~shall have expired or been terminated, all required foreign competition law premerger filings shall have been made, and each approval or consent required under such laws to be obtained before consummation of the transaction shall have been obtained or waived and all waiting and other time periods under such laws shall have expired, lapsed or been terminated.

        SECTION 7.4 PURCHASER'S CLOSING DELIVERIES AND OBLIGATIONS. Purchaser shall have delivered all items and satisfied all obligations pursuant to Section 9.1(b).

        SECTION 7.5 ENTRY OF THE ORDER. (a) The Bankruptcy Court shall have entered the Approval Order and (b) the Approval Order, as entered by the Bankruptcy Court, shall not be stayed and shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that materially and adversely affects Sellers.

                                  ARTICLE VIII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

        The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

        SECTION 8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained in this Agreement (except those expressly made as of a particular date other than the Closing Date, which shall be true in all material respects as of such date) shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

        SECTION 8.2 COMPLIANCE WITH AGREEMENT. Sellers shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

        SECTION 8.3 CONSENTS. Any required consent of the Prepetition Lenders and any other consent required for Sellers to perform this Agreement in accordance with the Bankruptcy Code shall have been obtained and shall be in full force and effect on the Closing Date, the waiting period applicable to the purchase and sale contemplated by this Agreement under the HSR Act shall have expired or been terminated, all required foreign competition law premerger filings shall have been made, and each approval or consent required under such laws to be obtained before consummation of the transaction shall have been obtained or waived and all waiting and other time periods under such laws shall have expired, lapsed or been terminated.

        SECTION 8.4 SELLERS' CLOSING DELIVERIES AND OBLIGATIONS. Sellers shall have delivered all items and satisfied all obligations pursuant to Section 9.1(a).

        SECTION 8.5 ENTRY OF THE APPROVAL ORDER. (a) The Bankruptcy Court shall have entered the Approval Order and (b) the Approval Order, as entered by the Bankruptcy Court, shall not be stayed and shall not be subject to an appeal and shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that materially and adversely affects Purchaser.

        SECTION 8.6 ASSIGNMENT OF CONTRACTS. The Bankruptcy Court shall have entered the Approval Order, or an additional order that expressly authorizes the assumption and assignment of the Contracts, effective on the Closing Date.

        SECTION 8.7 INTERCOMPANY DEBT AND OBLIGATIONS TO PREPETITION LENDERS. All debt and other obligations of SHI and/or its subsidiaries to or from any of Sellers or any Affiliate of any of Sellers shall be offset against each other, which shall serve as satisfaction of all such debt or other obligations, and all debt, liens and other obligations of or granted by SHI and/or its subsidiaries to the Prepetition Lenders shall be released.

        SECTION 8.8 INTRANSIT INVENTORY AND PURCHASE ORDERS. All amounts payable by Sellers to third parties with respect to Intransit Inventory, including without limitation the full purchase price and any transportation charges, duties or other fees payable by Sellers with regard to Intransit Inventory, shall have been paid in full, or a reserve account shall have been established and made available to Purchaser for the purpose of making such payments. Purchaser shall assume all outstanding purchase orders related to the Fitness Business that are for the purchase of good and saleable products at prices substantially equivalent to historical prices paid by Sellers for like products.

                                   ARTICLE IX

                            THE CLOSING; TERMINATION

        SECTION 9.1 THE CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall be held on the later to occur of (a) the second Business Day after the date of entry of the Approval Order, unless an objection has been filed to the good faith of the Purchaser under Section 363(m) of the Bankruptcy Code, in which event, the eleventh day after the date of entry of the Approval Order, (b) the date of termination or expiration of the waiting period under the HSR Act and (c) the satisfaction of all conditions to Closing or waiver thereof by the applicable party (the "Closing Date"). The Closing shall be held at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103. At the Closing, all of the transactions provided for in Sections 2.1 and 2.2 hereof shall be consummated on a substantially concurrent basis, except to the extent such transactions specifically contemplate a later consummation date.

               (a) SELLERS' DELIVERIES AT CLOSING. At the Closing, Sellers shall deliver (or cause to be delivered) to Purchaser the following:

                      (i)    the duly executed Assignment and Assumption
                             Agreement;

                      (ii)   the duly executed Bill of Sale;

                      (iii) the duly executed Intellectual Property Assignment Agreement (executed by all owners of the Intellectual Property of the Fitness Business), including releases of all recorded claims against the Fitness Intellectual Property covered by such agreement;

                      (iv) certified resolutions of the Board of Directors of Sellers approving and authorizing the transactions contemplated by this Agreement;

                      (v) a certificate, executed by a duly authorized officer of Sellers, to the effect that all conditions to Closing set forth in Section 8.1 and
                             Section 8.2 have been satisfied;

                      (vi)   a certified copy of the Approval Order;

                      (vii) a certified copy of the docket showing that no appeals have been filed to the Approval Order;

                      (viii) the duly executed Adjustment Escrow Agreement;

                      (ix) stock certificates representing all capital stock of Schwinn Holdings International, and corresponding stock assignments;

                      (x) a quitclaim deed (or its substantial equivalent under Texas law), in form and substance satisfactory to Purchaser, with respect to the Real Property.

               (b) Purchaser's Deliveries at Closing. At the Closing, Purchaser shall deliver (or cause to be delivered) to Sellers the following:

                      (i)    the Purchase Price;

                      (ii)   the duly executed Assignment and Assumption
                             Agreement;

                      (iii)  the duly executed Bill of Sale;

                      (iv)   the duly executed Adjustment Escrow Agreement;

                      (v) the duly executed Intellectual Property Assignment Agreement;

                      (vi) certified resolutions of the Board of Directors of Purchaser approving and authorizing the transactions contemplated by this Agreement; and

                      (vii) a certificate, executed by a duly authorized officer of Purchaser, to the effect that all conditions to Closing set forth in Section 7.1 and
                             Section 7.2 have been satisfied.

        SECTION 9.2 TERMINATION. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

               (a) by mutual written consent of Purchaser and Sellers;

               (b) by Sellers or Purchaser, if the Closing has not occurred (other than by reason of the breach of its obligations by the party seeking termination under this Agreement) by the eleventh day following the date of entry of the Approval Order by reason of the failure to satisfy any condition to Closing set forth in Article VII (with respect to Sellers) or Article VIII (with respect to Purchaser), unless such condition has been validly waived on or before such date;

               (c) by Purchaser, if, as a result of an order of the Bankruptcy Court, any material change referred to in Section 5.1 occurs, or Sellers enter into any transaction referred to in such Section (other than those permitted by such Section), and such change or transaction materially and adversely affects the benefits to be obtained by Purchaser pursuant to this Agreement in Purchaser's reasonable discretion;

               (d)(i) by Sellers as provided in Section 6.6 hereof, or (ii) by Sellers or Purchaser if, at the Closing Date, Purchaser does not have Committed Financing;

               (e) by Sellers or Purchaser if the Bankruptcy Court refuses to enter the Approval Order by ________, 2001 (other than by reason of the failure of the party seeking termination to have fulfilled its obligations under this Agreement); or

               (f) by Sellers or Purchaser if they are unable to reach agreement as provided in Section 13.15 (other than by reason of the failure of the party seeking termination to have fulfilled its obligations under Section 13.15).

        SECTION 9.3 EFFECTS OF TERMINATION. If this Agreement is terminated as permitted by Section 9.2, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, however, that (a) if this Agreement is terminated by either party hereto pursuant to Section 9.2(a), (e) or (f), or by Purchaser pursuant to Section 9.2(b) or (c), then the Deposit shall be refunded to Purchaser; and (b) if this Agreement is terminated by Sellers pursuant to Section 9.2(b) as a result of the failure of a condition set forth in Section 7.1, 7.2 or 7.4, or by Sellers or Purchaser pursuant to Section 9.2(d), then Sellers shall be entitled to the Deposit. In the event of termination, the parties immediately shall jointly instruct the Deposit Escrow Agent, in the manner required in the Deposit Escrow Agreement, to disburse the Deposit as set forth in this Section 9.3.

        SECTION 9.4 LIMITATIONS AND CONDITIONS. Notwithstanding anything to the contrary contained in this Agreement, any and all liability of Sellers, and any and all liabilities of Purchaser for termination permitted by Section 9.2, shall be limited to those amounts set forth in Section 9.3.

                                    ARTICLE X

                                      TAXES

        SECTION 10.1 TAXES RELATED TO PURCHASE OF ASSETS. The parties recognize and acknowledge that, because the sale, transfer, assignment and delivery of the Purchased Assets is being made in connection with Sellers' plan of reorganization, they may be exempt under section 1146(c) of the Bankruptcy Code and the Approval Order from state and local transfer, recording, stamp or other similar transfer taxes (collectively "Transaction Taxes") that may be imposed by reason of the transactions contemplated by this Agreement; provided, however, that if Transaction Taxes are assessed for any reason, Purchaser and Sellers shall each pay one half of all such Transaction Taxes along with any recording and filing fees. Purchaser and Sellers agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. At the Closing, Purchaser and Sellers shall remit to each other such properly completed resale exemption certificates and other similar certificates or instruments as are applicable to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law. Purchaser and Sellers will cooperate in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by the other party.

        SECTION 10.2 COOPERATION. Purchaser and Sellers agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer of any governmental or regulatory inquiry relating to tax matters.

                                   ARTICLE XI

                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

        SECTION 11.1 EMPLOYMENT. Purchaser shall have the right, in its sole discretion, from the date hereof, to interview and to offer employment to any or all of Sellers' employees but shall have no obligation to do so. If Purchaser elects to offer employment to any of Sellers' employees, it shall be upon such terms and conditions as Purchaser, in its sole discretion, shall determine, and nothing expressed or implied by this Agreement shall confer upon Sellers' Employees, or any legal representative thereof, any rights or remedies, including any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. Sellers shall be responsible for any obligations or liabilities to Sellers' Employees under Worker Adjustment Retaining Notification Act and any similar state or local "plant closing" law ("WARN") with respect to all Sellers' Employees.

        SECTION 11.2 COBRA. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meanings ascribed to such terms under Section 4980B of the Code and Sections 601-608 of ERISA (collectively, "COBRA Obligations"). Sellers shall have sole responsibility for all COBRA Obligations with respect to any and all Sellers' Employees.

                                   ARTICLE XII

                                   DISCLAIMER

        SECTION 12.1 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Agreement or the Ancillary Agreements, Sellers make no representations or warranties, express or implied, with respect to the Business, their assets (including, without limitation, the Purchased Assets) or their liabilities (including, without limitation, the Assumed Liabilities), including, with respect to the Purchased Assets, any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent. Except as provided in this Agreement or the Ancillary Agreements, the Purchased Assets are to be conveyed hereunder "AS IS," "WHERE IS," and "WITH ALL FAULTS" on the date hereof and in their present condition, subject to reasonable use and wear and tear between the date hereof and the Closing Date, and Purchaser is relying only upon its own examination thereof.

        SECTION 12.2 SCHEDULES. Any item disclosed on any one Schedule shall be deemed to be disclosed on each Schedule, where relevant. Disclosure of an item on any Schedule shall not ~be deemed to be an admission that such item is material or gives rise to a valid and enforceable claim against Sellers.

        SECTION 12.3 KNOWLEDGE OF BREACH. Purchaser shall be deemed to have waived for all purposes any breach of a representation or warranty of Sellers in this Agreement or of any material errors therein or omissions therefrom of which Purchaser has Knowledge as of the date hereof.

        SECTION 12.4 ACCESS AND OPPORTUNITY. Purchaser has received all the information it considers necessary or appropriate for deciding whether to consummate the transactions contemplated by this Agreement, including but not limited to the information contained in this Agreement and the information obtained through Purchaser's due diligence. Purchaser has had ample opportunity to ask questions and receive answers from Sellers and their advisors regarding the Fitness Business and to obtain additional information (to the extent Sellers possess such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. Purchaser has had ample opportunity to review such information and this Agreement and the transactions contemplated hereby with its advisors.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

        SECTION 13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement shall survive the Closing.

        SECTION 13.2 NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Sellers and to Purchaser at the addresses indicated below:

               If to Purchaser:        Direct Focus, Inc.
                                       1400 N.E. 136th Avenue
                                       Vancouver, WA 98684
                                       Attention: Chief Executive Officer
                                       Facsimile No.: 360-906-6204

               With a copy             Garvey, Schubert & Barer
               (which shall not        1191 Second Avenue
               constitute notice) to:  Seattle WA 98101-2939
                                       Attention: Bruce A. Robertson
                                       Facsimile No.: 206-464-0125

               If to Sellers:          Schwinn/GT Corp.
                                       1690 38th Street
                                       Boulder, Colorado 80301
                                       Attention: Chief Executive Officer
                                       Facsimile No.: 303-545-1428

               and with a copy         Willkie Farr & Gallagher
               (which shall not        787 Seventh Avenue
               constitute notice) to:  New York, New York 10019-6099
                                       Attention: Marc Abrams, Esq.
                                       Facsimile No. (212) 728-8111

                                       and

                                       Drinker Biddle & Reath LLP
                                       1000 Westlakes Drive
                                       Berwyn, PA 19312-2409
                                       Attention: Neil K. Haimm, Esq.
                                       Facsimile No. (610) 993-8585

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

        SECTION 13.3 AMENDMENTS. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

        SECTION 13.4 ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the successors and assigns of each party to this Agreement (including any trustee appointed in respect of Sellers under the Bankruptcy
Code), but no rights, obligations or liabilities under this Agreement may be assigned by Purchaser without the prior written consent of Sellers; provided, that Purchaser may assign its right to acquire the Purchased Assets to one or more wholly-owned subsidiaries of Purchaser, or to an entity jointly owned by Purchaser and the purchaser of the assets of the Bicycle Business. Any such assignment shall not in any way diminish or otherwise affect Purchaser's obligations hereunder, and any failure to properly assign Purchased Assets that are purportedly acquired by both Purchaser and the purchaser of the Bicycle Business shall entitle Sellers to transfer such assets to Purchaser and the purchaser of the Bicycle Business as joint owners thereof.

        SECTION 13.5 ANNOUNCEMENTS. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Sellers prior to the issuance thereof; provided that either party may make any public disclosure that is required by law or regulation (in which case the disclosing party shall advise the other party prior to making such disclosure and provide such other party an opportunity to review the proposed disclosure).

        SECTION 13.6 EXPENSES. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear all of its own legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

        SECTION 13.7 ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings between them relating to such subject matter. The Exhibits and Schedules to this Agreement are hereby incorporated into and made a part hereof and are an integral part of this Agreement.

        SECTION 13.8 DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        SECTION 13.9 COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which together shall constitute one and the same instrument. A facsimile signature of this Agreement and any other agreement, instrument or certificate delivered pursuant to, or in connection with, this Agreement, shall be effective to bind the party so executing this Agreement or such other agreement, certificate or instrument.

        SECTION 13.10 GOVERNING LAW; JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matter arising under or in connection with this Agreement, and consent to the jurisdiction of, the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of Delaware or of the United States of America for the District of Colorado.

        SECTION 13.11 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined herein has the meaning assigned to it by GAAP; (c) the word "or" is not exclusive; (d) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation;" (e) words in the singular include the plural and in the plural include the singular; (f) provisions apply to successive events and transactions; and (g) "$" means the currency of the United States of America.

        SECTION 13.12 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

        SECTION 13.13 CONFIDENTIALITY. Sellers and Purchaser agree to keep, and to cause each of their affiliates, directors, officers, and employees to keep, confidential any and all information of the other party that either has received or receives in connection herewith or in the course of performing its obligations hereunder (except that such information may be shared, on a confidential basis, with the Prepetition Lenders and with Sellers' post-petition lenders and with each party's attorneys, auditors and other professional advisors) and will not, without the other party's written consent, use any of such confidential information except as reasonably necessary to perform its duties under this or another of its agreements with the other party. Upon termination of this Agreement, each party will return, and will cause its affiliates to return, to the other party all original documents and copies of such information that are in its possession.

        SECTION 13.14 CONSENT TO CERTAIN SALE ACTIVITIES. Purchaser acknowledges that, as of the Closing Date, Sellers and some of Sellers' Affiliates may own or otherwise hold assets relating to the Bicycle Business that bear or contain the Schwinn name or trademark, such assets being located both in the United States and in certain foreign countries, including the United Kingdom, Germany and France, and that some of such assets may be or may come to be held by a receiver in a receivership. Attached hereto as Schedule 13.14, which has been prepared by Sellers in good faith, is the most recent information that Sellers had available on July 13, 2001 as to the amount of such inventory, but the inclusion of such schedules does not constitute a representation or warranty with respect to same. Purchaser hereby consents and waives any objection to the marketing and sale of such assets by the holders thereof, and to the marketing and resale thereof by any intermediary, for a period of 24 months from and after the Closing Date, provided that such consent and waiver applies only to such assets existing on the Closing Date and does not apply to such assets that come into existence after the Closing Date. Sellers shall use good faith efforts to assist Purchaser in identifying the assets bearing or containing the Schwinn name or trademark to which this Section relates, but shall have no liability for failure to do so. Purchaser shall provide a certificate acknowledging such consent and waiver upon request.

        SECTION 13.15 LOCK BOXES. Sellers shall transfer and assign all of its interests in all lock box arrangements related to the Purchased Assets pursuant to the Bill of Sale.

        SECTION 13.16 DIRECTORS OF SCHWINN HOLDINGS INTERNATIONAL. At Closing, the Board of Directors of Schwinn Holdings International shall consist of Kevin Lamar, Urs Mosimann and Dr. Jurgen Bronnimann, but such shall not serve as a condition to Closing.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Sellers and Purchaser have executed and delivered this Agreement as of the day and year first written above.


                                        SELLERS:

                                        SCHWINN/GT CORP.


                                        By: ____________________________________
                                            Name:
                                            Title:

                                        SCHWINN CYCLING & FITNESS INC.


                                        By: ____________________________________
                                            Name:
                                            Title:

                                        HEBB INDUSTRIES, INC.


                                        By: ____________________________________
                                            Name:
                                            Title:

                                        RITEWAY DISTRIBUTION, INC.


                                        By: ____________________________________
                                            Name:
                                            Title:

                                        PURCHASER:

                                        DIRECT FOCUS, INC.


                                        By: ____________________________________
                                            Name:
                                            Title:

                                 SCHEDULE 2.3(a)
                                 Purchase Price

The Purchase Price shall equal the sum of the amounts referred to in 1 through 4, below:

    1. An amount equal to the following percentages of net book value of the Fitness Inventory, as set forth on the Fitness Business Balance Sheet:

                      Finished Goods               88%
                      PAR Inventory                45%

    2. An amount equal to 88% of the net book value of Intransit Inventory as set forth on the Fitness Business Balance Sheet

    3. An amount equal to (i) 85% of the gross amount of all current Fitness Accounts Receivable, owed by debtors which are included on the Fitness Business Balance Sheet, plus (ii) 70% of the gross amount of all Fitness Accounts Receivable owed by debtors which are from one to 30 days past due and are included on the Fitness Business Balance Sheet plus (iii) 25% of the gross amount of all Fitness Accounts Receivable owed by debtors which are from thirty one to sixty days past due and are included on the Fitness Business Balance Sheet.

    4.  $41.5 million for the remainder of the Purchased Assets.

As used in this Schedule 2.3 (a) the following definitions shall apply:

"Finished Goods" means packaged Fitness Inventory ready for resale or shipment to retailers or other customers.

        The reference to the gross amount of current Fitness Accounts Receivable in 3 above shall mean those Fitness Accounts Receivable that are identified as current on an accounts receivable aging report that is created two Business Days prior to the Closing Date and is reconciled to the Fitness Business Balance Sheet and adjusted post-Closing to an accounts receivable aging report that is created concurrently with and reconciled to the Closing Date Balance Sheet. A Fitness Account Receivable is identified as current if the Fitness Account Receivable is not yet due for payment in accordance with the terms of sale in effect for each individual customer at the date of the original invoice. Such Fitness Accounts Receivable are to be net of all valuation reserves established in accordance with GAAP that relate to these specific receivables, but gross of any GAAP reserves that relate to receivables in general.

        The reference to the gross amount of Accounts Receivable that are from one to thirty days past due in 3 above shall mean those Fitness Accounts Receivable that are identified as one to thirty days past due on an accounts receivable aging report that is created two Business Days prior to the Closing Date and is reconciled to the Fitness Business Balance Sheet prepared in accordance with this Agreement and which are adjusted post-Closing to an accounts receivable aging report that is created concurrently with and reconciled to the Closing Date Balance Sheet.

A Fitness Account Receivable one to thirty days past due is defined as a Fitness Account Receivable that is outstanding in excess of the terms of sale in effect for each individual customer at the date of the original invoice, but are not yet 31 days past due. Such Fitness Accounts Receivable are to be net of all valuation reserves established in accordance with GAAP that relate to these specific receivables, but gross of any GAAP reserves that relate to receivables in general.

        The reference to the gross amount of Accounts Receivable that are from thirty one to sixty days past due in 3 above shall mean those Fitness Accounts Receivable that are identified as thirty one to sixty days past due on an accounts receivable aging report that is created two Business Days prior to the Closing Date and is reconciled to the Fitness Business Balance Sheet prepared in accordance with this Agreement and which are adjusted post-Closing to an accounts receivable aging report that is created concurrently with and reconciled to the Closing Date Balance Sheet. A Fitness Account Receivable from thirty one to sixty days past due is defined as a Fitness Account Receivable that is outstanding in excess of the terms of sale in effect for each individual customer at the date of the original invoice, but are not yet 61 days past due. Such Fitness Accounts Receivable are to be net of all valuation reserves established in accordance with GAAP that relate to these specific receivables, but gross of any GAAP reserves that relate to receivables in general.

The reference to net book value of Inventory in 1 and 2 above shall mean the gross book value of all Inventory as recorded on the Sellers' and SHI and its subsidiaries' books of record at the date of the applicable balance sheet prepared in accordance with this Agreement (valued in accordance with GAAP), less all applicable valuation reserves for such things as, but not limited to shrinkage, obsolescence, revaluation, and reserves for adjustments to lower of cost or market (valued in accordance with GAAP).


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